                                                                      EXHIBIT 12


                           SONAT INC. AND SUBSIDIARIES

                        COMPUTATION OF RATIOS OF EARNINGS
                   FROM CONTINUING OPERATIONS TO FIXED CHARGES
                              TOTAL ENTERPRISE (a)




                                                                         Years Ended December 31,
                                                 -------------------------------------------------------------------------
                                                    1997            1996            1995            1994            1993
                                                 ---------       ---------       ---------       ---------       ---------
                                                                              (In Thousands)
Earnings from Continuing Operations:
    Income before income taxes                   $ 256,457       $ 294,304       $ 282,497       $ 154,871       $ 364,198
    Fixed charges (see computation below)          153,051         152,830         165,154         127,909         129,160
    Less allowance for interest capitalized         (3,778)         (5,094)         (6,540)         (6,692)         (4,101)
                                                 ---------       ---------       ---------       ---------       ---------

Total Earnings Available for Fixed Charges       $ 405,730       $ 442,040       $ 441,111       $ 276,088       $ 489,257
                                                 =========       =========       =========       =========       =========


Fixed Charges:
    Interest expense before deducting
       interest capitalized                      $ 145,015       $ 145,406       $ 157,653       $ 120,295       $ 122,204
    Rentals(b)                                       8,036           7,424           7,501           7,614           6,956
                                                 ---------       ---------       ---------       ---------       ---------

                                                 $ 153,051       $ 152,830       $ 165,154       $ 127,909       $ 129,160
                                                 =========       =========       =========       =========       =========


Ratio of Earnings to Fixed Charges                     2.7             2.9             2.7             2.2             3.8
                                                 =========       =========       =========       =========       =========



-----------

(a) Amounts include the Company's portion of the captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and unconsolidated affiliates.